Lock-Up Period Agreement

The Following partners of ATC Technology agree to the following terms for a lock-up period once ATC becomes public and free trading shares of ATC are available.

Partners: Keith Wong, High Performance Edge, LLC, Norm Klein and Providential Holdings, Inc.

Terms:

During the first year of operation, each partner will limit the number of shares sold in their portfolio to the following fixed percentage for each month. The number of shares that may be sold each month will be calculated by multiplying the maximum fixed percentage allowed for that month times the initial gross number of shares owned by each partner.

Month 1: 1.9%

Month 2 and 3: 2.5%

Month 4: 5.0%

Month 5 and 6: 7.0%

Months 7-12: 10.0%

Second year of operation and beyond: No restrictions

No restrictions at any time on the treasury shares which are needed for operating expenses

Signatures:

Keith Wong: /s/ Keith Wong

High Performance Edge:  /s/ Norm Klein

Leo Dembinski: /s/ Leo Dembinski

Norm Klein: /s/ Norm Klein

Providential Holdings, Inc.: /s/ Henry Fahman, CEO